Exhibit 99.2

MRC Global Inc.

Income Statement Pro forma for Canada Segment Sale

(in millions)

	Year Ended	Year Ended	Three Months Ended
	December 31, 2022	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024
Sales	$3,197	$3,266	$777	$799	$771
Cost of sales	2,613	2,596	618	630	614

Gross profit	584	670	159	169	157
Selling, general and administrative expenses	443	475	119	121	118

Operating income	141	195	40	48	39
Other (expense) income:
Interest expense	(22)	(31)	(8)	(7)	(3)
Other, net	(6)	(3)	(3)	3	(2)

Income before income taxes	113	161	29	44	34
Income tax expense	34	39	8	12	3

Net income	79	122	21	32	31
Series A preferred stock dividends	24	24	6	6	6

Net income attributable to common stockholders	$55	$98	$15	$26	$25

MRC Global Inc.

Reconciliation of Net Income to Adjusted EBITDA (a non-GAAP measure)

(in millions)

	Year Ended	Year Ended	Three Months Ended
	December 31, 2022	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024
Net income	$79	$122	$21	$32	$31
Income tax expense	34	39	8	12	3
Interest expense	22	31	8	7	3
Depreciation and amortization	18	19	5	5	6
Amortization of intangibles	21	21	5	5	5
Facility closures	—	—	—	1	—
Severance and restructuring	1	—	—	—	—
Non-recurring IT related professional fees	—	1	—	—	—
Increase (decrease) in LIFO reserve	66	2	1	1	(5)
Equity-based compensation expense	13	14	4	3	4
Activism response legal and consulting costs	—	1	3	1	—
Write off of debt issuance costs	—	—	1	—	—
Customer Settlement	—	3	—	—	—
Asset disposal	—	1	1	—	—
Foreign currency losses (gains)	7	3	2	(1)	2

Adjusted EBITDA	$261	$257	$59	$66	$49

The company defines adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, restructuring, changes in the fair value of derivative instruments, asset impairments, including inventory, long-lived asset impairments (including goodwill and intangible assets), inventory-related charges incremental to normal operations, and plus or minus the impact of its LIFO inventory costing methodology. The company presents adjusted EBITDA because the company believes adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view adjusted EBITDA in isolation or as a primary performance measure and uses other measures, such as net income and sales, to measure operating performance. See the company’s Annual Report filed on Form 10-K for a more thorough discussion of the use of adjusted EBITDA.

MRC Global Inc.

Reconciliation of Gross Profit to Adjusted Gross Profit (a non-GAAP measure)

(in millions)

	Year Ended		Year Ended
	December 31, 2022	Percentage of Revenue	December 31, 2023	Percentage of Revenue
Gross profit, as reported	$584	18.3%	$670	20.5%
Depreciation and amortization	18	0.6%	19	0.6%
Amortization of intangibles	21	0.7%	21	0.6%
Increase in LIFO reserve	66	2.1%	2	0.1%

Adjusted Gross Profit	$689	21.6%	$712	21.8%

	Three Months Ended
	March 31, 2024	Percentage of Revenue	June 30, 2024	Percentage of Revenue	September 30, 2024	Percentage of Revenue
Gross profit, as reported	$159	20.5%	$169	21.2%	$157	20.4%
Depreciation and amortization	5	0.6%	5	0.6%	6	0.8%
Amortization of intangibles	5	0.6%	5	0.6%	5	0.6%
Increase (decrease) in LIFO reserve	1	0.1%	1	0.1%	(5)	-0.6%

Adjusted Gross Profit	$170	21.9%	$180	22.5%	$163	21.1%

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, plus inventory-related charges incremental to normal operations and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon which costing method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.